Shareholder Letter Third Quarter 2022 Exhibit 99.1

Fellow shareholders, Chapter 1  Chapter 2   Chapter 3 Q3 was a mixed quarter for Coinbase. Transaction revenue was significantly impacted by stronger macroeconomic and crypto market headwinds, as well as trading volume moving offshore. Meanwhile, we saw strong growth in our subscription and services revenue, driven by our participation in the USDC ecosystem and higher staking activity. While the macro headwinds are beyond our control, we continue to focus on factors within our control: narrowing our product focus to deliver amazing customer experiences and reducing our operating expenses. Looking ahead, we could not be more excited about the industry leading partnerships - like those we recently announced with BlackRock and Google - as well as the momentum and innovation we see in our own product portfolio and across the industry more broadly. Before diving into the chapters, let’s start with a summary of our Q3 results. Q3 results were largely consistent with the outlook we provided in August. Q3 transaction revenue was $366 million, down 44% compared to Q2, driven by lower trading volume. Subscription and services revenue increased 43% sequentially to $211 million, driven by higher interest income. Q3 net revenue was $576 million, down 28% compared to Q2. Total operating expenses were $1.1 billion, down 38% compared to Q2. Absent non-cash impairment charges incurred, total operating expenses would have declined 22% sequentially in Q3. While revenues declined sequentially, net loss and Adjusted EBITDA both improved sequentially to negative $545 million and negative $116 million, respectively. Headwinds continued to impact our transaction revenue which declined 44% Q/Q. While we face three headwinds on our trading volume and associated transaction revenue, we are retaining customers and growing assets through engagement with non-investing products. First: macro conditions deteriorated in Q3, resulting in the daily average crypto market cap and volatility declining 30% and 24% sequentially, respectively. This drove lower crypto trading volume and a continued shift in our retail customer’s behavior from trading to “hodl’ing.” Second: trading volume has been shifting away from the US, where our business is concentrated. For example, global monthly crypto spot market volume declined 18% when comparing September 2022 to January 2022, but US monthly volume declined over 50% over the same time period. We believe that this volume shift is partially attributed to the perception of uncertainty that certain digital asset issuers may have about the development of a regulatory framework addressing our industry, whether by Congress or regulators. Third: as retail volume pulls back, competition heats up for market makers and active traders who are price and leverage sensitive. Despite headwinds, there were bright spots: Subscription and services revenue grew 43% Q/Q. Q3 subscription and services revenue grew 43% sequentially to $211 million (or would have grown 82% when holding crypto prices constant). The biggest contributor within subscription and services – interest income – benefited from the rising interest rate environment.   We are diligently focused on cost optimization and cash management – operating expense declined 38% sequentially (or 22% absent the impact of non-cash impairment charges). In Q2, we outlined a series of efforts aimed at streamlining our cost structure – including our June headcount reduction, recalibrating future hiring plans, optimizing infrastructure and vendor spend, and increased discipline in marketing spend. We were pleased to see these actions bear fruit in Q3, as total operating expenses declined sequentially. We ended Q3 with $5.6 billion in total $USD resources, in addition to $483 million in crypto assets, which we believe puts us in a strong position to manage through the crypto winter. Q3 2022 1

Chapter 4

We are seeing continued momentum in our product development and partnerships, supported by ongoing crypto innovation and adoption. While price declines and lower trading volume dominate the headlines, we are encouraged by user sentiment, the scaling of blockchains, our growing partnerships, and institutional adoption that we saw throughout Q3. We see undeniable traction in product development making crypto more accessible. Under the surface of a challenging market, an innovation and adoption spring is coiling.

Chapter 5

2022 Outlook and 2023 Preview. For 2022, we remain cautiously optimistic that we will operate within the $500 million Adjusted EBITDA loss guardrail that we previously communicated. This assumes that crypto market capitalization and volatility do not deteriorate meaningfully below October levels and that we do not see changes in customer behaviors. For 2023, we're preparing with a conservative bias and assuming that the current macroeconomic headwinds will persist and possibly intensify.

Select Key Business and Financial Metrics

KEY BUSINESS METRICS	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
Monthly Transacting Users MTU (M)[1]	7.3	11.2	9.2	9.0	8.5
Trading Volume ($B)	327	547	309	217	159
Assets on Platform ($B)	255	278	256	96	101

FINANCIAL METRICS ($M)	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
Net Revenue	$1,235	$2,490	$1,165	$803	$576
Net Income (Loss)	$406	$840	$(430)	$(1,094)	$(545)
Adjusted EBITDA[2]	$618	$1,205	$20	$(151)	$(116)
Cash and Cash Equivalents	$6,353	$7,123	$6,116	$5,682	$5,007

[1] We previously identified an issue in the calculation of our MTU metric related to the complexity in measuring users and activity in self-custodial products (notably Coinbase Wallet) that resulted in the overstatement of the MTU figures previously disclosed as of Q3'21 and Q4'21. Accordingly, the MTU metric as of Q3'21 and Q4'21 was revised from 7.4 million to 7.3 million and from 11.4 million to 11.2 million, respectively, to reflect our estimate of the overstatement.

[2] For a reconciliation of net income (loss) to Adjusted EBITDA, please refer to the reconciliation table in the section titled "Reconciliation of Net Income (Loss) to Adjusted EBITDA", following the financial statements included at the end of this shareholder letter.

Q3 Trading Volume Was Expectedly Lower Q/Q; Expense Reduction Efforts Went Well

METRIC	Q2 ACTUALS	COINBASE Q3 OUTLOOK (AUGUST 2022)	Q3 ACTUALS
MTUs	9.0 million	Lower Q/Q	8.5 million
Total Trading Volume	$217 billion	Lower Q/Q	$159 billion
Subscription and Services Revenue	$147 million	Modestly higher Q/Q	$211 million
Transaction Expenses *as a percentage of net revenue*	21%	Low 20% Range	18%
Sales and Marketing Expenses *including stock-based compensation*	$141 million	Approximately $100 million	$76 million
Technology and Development + General and Administrative Expenses *including stock-based compensation*	$1.1 billion	Approximately $1 billion, including $400 million in stock-based compensation	$895 million, including $373 million in stock-based compensation coinbase

Q3 2022

2

Q3 was another tough quarter, and while we face three headwinds, we are retaining our core retail and institutional customers and assets through engagement with non-investing products. First, let’s start with macro. A variety of macroeconomic factors – consumer prices grew at the highest rate in 40 years and the fed funds rate reached its highest level in 14 years – and geopolitical factors – notably the Russia/Ukraine war – have weighed heavily on financial markets and crypto markets throughout 2022. While crypto markets have not always correlated with macroeconomic conditions, we are seeing the broader risk-off appetite correlate with movements in crypto prices this year. In Q3, daily average crypto market capitalization declined 30% compared to Q2, including 35% and 32% declines in the average price of BTC and ETH, respectively, continuing a downward price trend that we have seen throughout the year. In addition to average crypto prices being lower, they remained relatively range bound in Q3. As a result, crypto asset volatility – a key driver of our retail trading volume – reached its lowest point in Q3 since 2020. As discussed last quarter, during historic periods of declining crypto prices and low volatility, our retail customers have historically shifted behavior from trading to “hodl’ing.” They have continued to hold crypto on Coinbase, but traded less. We continued to see this trend play out in Q3 as well and saw very high crypto asset retention rates – similar to levels seen during the last crypto winter. We view this as a sign that, on average, our customers maintain long-term conviction in crypto and we believe they will likely become more active when market conditions improve. Second, crypto trading activity has been increasingly moving away from US-enabled exchanges, where we continue to have strong market share. For example, September 2022 global monthly crypto spot market volume declined 18% compared to January 2022, but over 50% when looking at just US-enabled volume. 2022-01-01 2022-04-01 2022-07-01 2022-09-30 0 $1T $2T $3T Total Crypto Market Capitalization 2022 daily prices 1/1 – 9/30 Q1 Average $1.95T Q2 Average $1.50T Q3 Average $1.05T Q3 2022 3 Chapter 1 Headwinds continued to impact our transaction revenue which declined 44% Q/Q

Q3 2022 4 We believe crypto policy in the United States is at an inflection point. Bipartisan Senators introduced the Digital Commodities Consumer Protection Act (DCCPA) in August 2022, which could lead to meaningful regulation and clarity on the treatment of digital assets. That legislation would establish the Commodities Futures Trading Commission as the primary regulator of digital asset commodities, and would thus close one of the biggest gaps in the existing regulatory system for digital assets. While there are unresolved issues with this legislation that need to be addressed, such as its treatment of DeFi, the legislation represents a potential leap toward crypto policy progress. However, this legislation is not yet in place, and we are concerned that the regulation by enforcement practices of U.S. regulators create an incentive for crypto developers and issuers to leave the US crypto industry. We are seeing this in conversations with certain market participants who are concerned about a hostile regulatory environment for those operating in the US. This ultimately harms retail investors by pushing them to unregulated exchanges, and penalizes US- based exchanges seeking to follow the law. US policy should incentivize crypto market participants to operate in the US, but a policy of regulation by enforcement has the opposite effect. That’s why we filed a petition directly with the SEC in July 2022 requesting they create clear rules for the digital asset securities market. Those new rules, if created, would address directly when a digital asset is a security or a commodity, and allow companies like Coinbase to offer a broader range of assets and products. Meanwhile, leading economies, including the European Union, Australia, Japan, the UK, Switzerland, and Brazil, are taking substantial regulatory steps to secure their role as leaders in crypto. More specifically, the text of the European Union’s Markets in Crypto Assets (MiCA) framework was finalized in October 2022, and will be applied throughout the EU’s 27 Member States in 2024. The Indian Government also resolved to champion the development of an international crypto regulatory framework as part of their forthcoming G20 presidency during 2023. We will continue to advocate for clear regulations in the US and believe strongly that effective crypto regulations are not only good for our business, but also for the welfare of society. The US economy benefits from crypto jobs and projects that are being fueled by Web3 innovation, which Coinbase is committed to protecting. US national security and its ability to combat crime are strengthened by a strong crypto economy; it’s easier to stop bad actors when crypto assets are located in the US. But in order to reap those benefits, the regulatory environment must be hospitable toward crypto. Coinbase is committed to working with officials in the US and abroad to develop best-in-class regulation. The work done on crypto policy today will impact this important sector of industry for years to come, and allow us to accomplish our mission of advancing economic freedom around the world. Despite our expectation that sensible US policy efforts will prevail, we can’t ignore that our business opportunity is rapidly evolving outside the US and this trend causes us to revisit aspects of our international strategy which we plan to share with you in future quarters. Third, as our retail customer hodls and the market shifts towards market makers and “pro” trader activity, our competitors offer a broader product suite for these users. This includes perpetual derivatives, high-leverage financing products, and more, which we do not currently offer. These headwinds weighed on our Q3 trading volume. Q3 total trading volume was $159 billion, down 27% compared to Q2. In contrast, total global spot market crypto trading volume declined 14% in Q3 compared to Q2. Retail and institutional trading volume declined 43% and 22% sequentially in Q3, respectively.

Trading Volume

TRADING VOLUME ($B)	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
Retail	93	177	74	46	26
Institutional	234	371	235	171	133
Total	**327**	**547**	**309**	**217**	**159**

TRADING VOLUME (% OF TOTAL)	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
Bitcoin	19	16	24	31	31
Ethereum	22	16	21	22	33
Other crypto assets	59	68	55	47	36
Total	**100**	**100**	**100**	**100**	**100**

TRANSACTION REVENUE (% OF TOTAL)	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
Bitcoin	21	16	25	31	31
Ethereum	22	16	23	22	24
Other crypto assets	57	68	52	47	45
Total	**100**	**100**	**100**	**100**	**100**

Note: Figures presented may not sum precisely due to rounding

While retail customers are trading less, we are retaining customers and growing assets through engagement with non-investing products.

MTUs

We served 8.5 million MTUs in Q3, a modest decline of 0.5 million or 6% compared to Q2. Similar to last quarter, in Q3 our mix of MTUs continued to trend more toward non-investing product usage, notably staking. In Q3, 78% or 6.6 million MTUs transacted with non-investing products. While staking monetizes at a lower rate compared to trading, we are pleased by the growth in absolute revenue as compared to the prior crypto winter when our staking products did not exist in earnest. When looking solely at trading users, Q3 Average Transaction Revenue Per User (ATRPU) was comfortably above trough levels seen in 2019.

On the institutional side, we continued to be the leading partner powering the world's largest and most sophisticated institutional investors and corporations on their crypto journey. Our Coinbase Prime offering is built to support all institutional client types through the full transaction lifecycle, from trading and custody to staking, governance, and analytics. In Q3, we continued to grow the number of institutions onboarded onto the Coinbase platform, including Koch Disruptive Industries (KDT), the Chicago Bulls, Banque Syz (Switzerland), and Trading 212 (UK).

coinbase Q3 2022 5

Assets on Platform

At the end of Q3, Assets on Platform were $101 billion, up 5% from $96 billion at the end of Q2. The increase was primarily driven by net inflows from customers during the quarter as well as the increase in end-of-quarter crypto prices. Our market share of the total crypto market capitalization declined slightly to 9.6% at the end of Q3 compared to 9.9% at the end of Q2. The decline in market share was driven by price effects (i.e. larger price decreases for assets that have a higher concentration on Coinbase like BTC).

Assets on Platform

ASSETS ON PLATFORM ($B)	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
Retail	116	141	123	47	51
Institutional	139	137	134	49	51
Total	**255**	**278**	**256**	**96**	**101**

ASSETS ON PLATFORM (% OF TOTAL)	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
Bitcoin	42	40	42	44	39
Ethereum	22	25	24	20	24
Other crypto assets	33	31	31	29	31
Fiat	3	4	4	7	6
Total	**100**	**100**	**100**	**100**	**100**

Note: Figures presented may not sum precisely due to rounding

Note: As a result of the SAB 121 disclosure requirement, investors can now calculate Assets on Platform based on line items on our balance sheet. Please add our "customer crypto liabilities" and "customer custodial cash liabilities" together to calculate total Assets on Platform.

coinbase Q3 2022 6

Chapter 2
Despite headwinds, there were bright spots: Subscription and services revenue grew 43% Q/Q

While market conditions discussed above weighed heavily on our transaction revenues, our subscription and services revenue benefited from a higher interest rate environment (interest income) as well as customer inflows (Staking and Custody), although the price movements impacted our reported revenue.

Net Revenue
Q3 net revenue was $576 million, of which $366 million was transaction revenue and $211 million was subscription and services revenue.

Net Revenue ($M)

Transaction Revenue	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
Retail, net	1,022.0	2,185.8	965.8	616.2	346.1
Institutional, net	67.7	90.8	47.2	39.0	19.8
Total Transaction Revenue	**1,089.7**	**2,276.6**	**1,013.0**	**655.2**	**365.9**
Subscription and Services Revenue	**Q3'21**	**Q4'21**	**Q1'22**	**Q2'22**	**Q3'22**
Blockchain rewards	77.0	102.7	81.9	68.4	62.8
Custodial fee revenue	31.5	49.6	31.7	22.2	14.5
Interest income	8.4	7.6	10.5	32.5	101.8
Other subscription and services revenue[1]	28.2	53.5	27.8	24.3	31.4
Total Subscription and Services Revenue	**145.1**	**213.4**	**151.9**	**147.4**	**210.5**
Net Revenue	**1,234.7**	**2,490.0**	**1,164.9**	**802.6**	**576.4**

Note: Figures presented may not sum precisely due to rounding

Note: In Q4'21, we retrospectively reclassified certain revenue from Blockchain rewards to other subscription and services revenue in order to conform with the current period presentation. This reclassification has no impact on our previously reported net revenue.

[1] We have included Learning Rewards revenues – which we recently re-branded from Earn campaign revenues – in other subscription and services revenues for Q3 and prior periods shown. Prior to Q3, Earn campaign revenues was reported as a distinct line item. Learning Rewards revenue was $7 million in Q3 and historical revenue can be found in prior SEC filings. Refer to our Q3'22 10-Q for more information.

Transaction Revenue
Q3 transaction revenue declined 44% compared to Q2. Retail transaction revenue was $346 million, down 44% compared to Q2, while institutional transaction revenue was $20 million, down 49% compared to Q2.

Our blended average retail fee rate was largely unchanged in Q3 compared to Q2. Our institutional blended average fee declined in Q3 compared to Q2, driven by lower fees associated with our market maker program. The vast majority of our reported institutional trading volume comes from our trading platform, where market makers and high frequency traders are the core customers.

Subscription and Services Revenue
In Q3, subscription and services revenue grew 43% sequentially to $211 million. When applying constant Q3 average crypto asset prices to prior quarters, subscription and services revenue would have grown approximately 82% in Q3 compared to Q2. The biggest contributor within subscription and services – interest income – benefited from the rising interest rate environment.

coinbase
Q3 2022
7

Revenue as Reported ($M)
$250
$200
$150
$100
$50
0
$145.1
$213.4
$151.9
$147.4
$210.5
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22



Revenue Adjusted to Avg Q3'22 Price ($M)¹
$250
$200
$150
$100
$50
0
$84.4
$102.2
$87.8
$115.7
$210.5
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22

[1] Graph is illustrative of subscription and services revenues assuming that crypto asset prices from the third quarter of 2022 were consistent throughout the period shown.

Blockchain rewards revenue was $63 million, down 8% compared to Q2, driven by a decline in average crypto prices. In Q3, Blockchain rewards benefited from increased participation in staking - both in terms of number of users and an increase in the number of native units staked across all assets supported on our platform - compared to Q2. Staking user growth was driven primarily by Solana, which we began supporting in June.

Custodial fee revenue was $15 million, down 34% compared to Q2. While we continued to grow the number of billable customers and experienced net inflows in Q3, the sequential decline was driven by lower average crypto asset prices in Q3 compared to Q2.

Q3 interest income was $102 million, up 213% compared to Q2 largely driven by the rising interest rate environment which benefits interest income in two ways. First, through our participation in the USD Coin (USDC) ecosystem. Second, through interest earned on customer fiat balances that are generating higher interest income compared to prior periods.

USDC is a leading US dollar stablecoin and is redeemable for US dollars. The USDC market capitalization at the end of Q3 was approximately $49 billion. We have entered into agreements with the issuer of USDC, pursuant to which we share any revenue generated from USDC reserves pro rata based on (i) the amount of USDC distributed by each respective party and (ii) the amount of USDC held on each respective party's platform (i.e. held in its customers' accounts).

At the end of Q3, we had $6.6 billion of customer fiat on our platform. This represents fiat dollars in Coinbase customer accounts that were not invested in crypto. Customer fiat balances vary depending on customer activity and we do not manage our business to grow these balances.

Finally, other subscription and services revenue was $31 million, up 29% sequentially. Other subscription and services revenue have historically consisted primarily of Coinbase One and Coinbase Cloud. Beginning in Q3, we are now including Learning Rewards – which we recently re-branded from Earn – revenue in other subscription and services revenue. Learning Rewards revenue was $7 million in Q3.

coinbase Q3 2022 8

Chapter 3
We are diligently focused on cost optimization and cash management – operating expense declined 38% sequentially (or 22% absent the impact of non-cash impairment charges)

Operating Expenses
In Q2, we outlined a series of efforts aimed at streamlining our cost structure – including our June headcount reductions and recalibrating future hiring plans, optimizing infrastructure and vendor spend, and increased discipline in marketing spend. We were pleased to see these actions bear fruit in Q3. Total operating expenses were $1.1 billion, down 38% compared to Q2. Absent non-cash impairment charges, total operating expenses would have been down 22% compared to Q2.

Operating Expenses ($M)

OPERATING EXPENSES	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
Transaction expense	197.3	501.1	277.8	167.2	101.9
% of net revenue	16%	20%	24%	21%	18%
Sales and marketing	105.4	244.6	200.2	140.9	75.9
% of net revenue	9%	10%	17%	18%	13%
Technology and development	356.3	459.6	570.7	609.2	556.3
General and administrative	242.6	297.4	413.6	470.2	339.2
Restructuring	0.0	0.0	0.0	42.5	(1.2)
Other operating expense, net	118.5	73.5	258.6	422.8	74.8
Total operating expenses	**1,020.1**	**1,576.2**	**1,720.9**	**1,852.7**	**1,146.8**
Non-cash crypto related impairment	17.5	43.8	209.8	377.0	0.0
Total operating expenses, absent impairment	**1,002.6**	**1,532.4**	**1,511.1**	**1,475.7**	**1,146.8**
Full-time employees (end of quarter)	2,781	3,730	4,948	4,977	4,706

Note: Figures presented may not sum precisely due to rounding

Transaction expenses were $102 million, down 39% compared to Q2. The primary driver of the sequential decline was lower trading volume. Transaction expenses decreased to 18% of net revenue in Q3 from 21% in Q2, driven by two primary factors: First, we saw lower miner fees due to lower volume on blockchains and second, the higher percentage of net revenue coming from interest income, which carries immaterial transaction expenses. Shifting revenue composition will create variance in transaction expenses as a percentage of net revenue.

Sales and marketing expenses were $76 million, down 46% compared to Q2. The primary driver of the sequential decline was our decision to reduce performance marketing, due to lower efficiency in this spend associated with softer crypto market conditions as well as savings associated with our headcount reduction.

Technology and development expenses were $556 million, down 9% sequentially. The primary drivers of the sequential decline were efficiencies in our infrastructure and other software spending, as well as savings associated with our headcount reductions.

General and administrative expenses were $339 million, down 28% sequentially. The decline was primarily driven by lower customer support expenses due to lower trading volume as well as savings associated with our headcount reductions.

coinbase
Q3 2022
9

Other operating expenses declined 82% sequentially to $75 million in Q3. As a reminder, other operating expenses were elevated in Q2 as we incurred $377 million in non-cash crypto asset related impairment charges.

Profitability
Net loss was $545 million. Adjusted EBITDA was negative $116 million.

Other expenses were $66 million, driven by foreign exchange losses (net of a gain on our FX forward contracts). Given the strength of the US Dollar relative to the Euro and British Pound in Q3, our foreign exchange losses principally represented a revaluation of certain receivables and payables denominated in foreign currencies. Compared to Q2, other expenses declined 62% as we incurred higher impairment on our Ventures portfolio last quarter.

Our Q3 effective tax rate was approximately 15% and less than the US statutory rate primarily due to lower tax benefits from nondeductible compensation expenses.

Share Count
Our weighted average fully diluted share count in Q3 was 224 million. We generally net share settle our RSUs and have paid $269 million year-to-date in cash taxes on behalf of employees to cover equity award taxes, which has resulted in approximately 2.6 million shares not being sold to the market.

Capital Position
We ended Q3 with $5,608 million in total available $USD resources which we define as cash and cash equivalents, USDC, and custodial account overfunding, a decline of $546 million compared to Q2. As a reminder, custodial account overfunding represents both customer transaction fees that have been paid but not yet been transferred into a corporate bank account and corporate funds utilized to facilitate customer liquidity – since crypto trades 24/7 and banks are not open 24/7, we are not able to settle these accounts real-time. To calculate this balance, investors should subtract "customer custodial cash liabilities" from "customer custodial cash" on the balance sheet. As of September 30, 2022, this amounted to $233 million.



Total $USD Resources
TOTAL $5,608 MILLION
USDC
$368 MILLION
CUSTODIAL ACCOUNT OVERFUNDING
$233 MILLION
CORPORATE CASH HELD AT THIRD PARTY VENUES
$168 MILLION
CORPORATE CASH
$2,557 MILLION
MONEY MARKET FUNDS
$2,282 MILLION

Note: As of September 30, 2022

coinbase
Q3 2022
10

2022 Q2 to Q3 Change in $USD Resources



Custodial Account Overfunding
USDC
Cash and Equivalents (excl. Restricted Cash)
$6,154M
$110M
$362M
$5,682M
Jun Cash and Equivalents + USDC + Custodial Account Overfunding
($387M)
Adj. Operating Cash Flow ¹
($16M)
Capex + Internally Developed Software
($11M)
M&A + Ventures
($2M)
Crypto Investments, Inventory, and Other ²
$9M
Financing Products
($42M)
Net Equity Transactions ³
($97M)
Other ⁴
$5,608M
$233M
$368M
$5,007M
Sep Cash and Equivalents + USDC + Custodial Account Overfunding
Operating ($387M)
Investing ($20M)
Financing ($42M)
Other ($97M)
Total ($546M)

Note: Figures presented may not sum precisely due to rounding

[1] Cash flows due to operating activities, excluding both the net change in USDC and custodial cash liabilities. Includes cash impact from FX collateral. Excludes crypto profits and losses.

[2] Crypto purchases and disposals across crypto investment portfolio, operating purposes, and other business activities.

[3] Net cash paid for taxes related to net share settlement of equity awards, offset by cash received for the issuance of common stock upon exercises of stock options, net of repurchases and proceeds for the employee stock purchase plan.

[4] Primarily represents Effect of FX on corporate cash.

Change in $USD Resources From Q2 to Q3
The $546 million sequential decline in $USD resources can be attributed to:

- Operating activities: $387 million net use of cash includes cash operating losses, in addition to $145 million for FX collateral for hedging activities which will be returned in 2023, $79 million change in working capital related to large vendor payments, and $39 million in restructuring expenses that were accrued in Q2 and paid in Q3.
- Investing activities: $20 million use of cash, consisting of $16 million used for internally developed software and capital expenditures, $11 million use for M&A / ventures and $2 million for crypto inventory, partially offset by $9 million from Financing Products, principally Retail Borrow.
- Financing activities: $42 million net use of cash, largely driven by net share settlement of employee equity awards offset by proceeds from stock option exercises and our ESPP.
- Other activities: $97 million decline, primarily due to the effect of foreign exchange rates on corporate cash (notably the impact of a stronger USD on our Euro and GBP balance).

We also consider our crypto assets held as investments as other unencumbered resources to us. The fair market value of our crypto assets held as investments was $483 million as of September 30, 2022 and had a cost basis of $290 million. When including our crypto investments, total available resources totaled $6,091 million.

coinbase
Q3 2022
11

Q3 2022 12 Chapter 4 We are seeing continued momentum in our product development and partnerships, supported by ongoing crypto innovation and adoption While price declines and lower trading volume dominate the headlines, we are encouraged by user sentiment, the scaling of blockchains, growth of our partnerships, and institutional adoption that we saw throughout Q3. We see undeniable traction in product development making crypto more accessible. Under the surface of a challenging market, an innovation and adoption spring is coiling. User Sentiment  Despite price declines, long-term crypto sentiment remains high and it is a desired asset class. According to an October 2022 Schwab study, over 40% of both Gen Z and Millennials surveyed indicated they wished they could invest in cryptocurrencies through their 401(k)s – the second highest response – and over 40% of both groups currently invest in crypto. Investing in crypto is a more preferred method for these same groups to save for retirement. Earlier this year, Fidelity Investments announced the industry’s first offering that will enable individuals to have a portion of their retirement savings allocated to Bitcoin through the core 401(k) plan investment lineup. We are encouraged to see industry progress aligned with customer interests. Blockchain Scalability  On chain transaction speeds and costs are not yet comparable to off chain solutions. Increasing scalability is an important step in crypto adoption for payments and other use cases. In Q3, we supported a major milestone with the Ethereum Merge, Ethereum's long-awaited migration to a new “Proof of Stake” consensus mechanism from its previous reliance on “Proof of Work.” The Merge was six years in the making and is considered by many to be a landmark event in the history of cryptocurrencies due to its implications for improved energy efficiency as well as future security and scalability. While the Merge did not immediately increase transaction speeds or lower costs, it was an important foundational step for the next major Ethereum upgrade, Shanghai, which intends to address scalability in addition to providing liquidity for Ethereum staking. Partnerships  In recent months, we have announced a series of industry-leading partnerships, reflecting Coinbase’s role in helping some of the preeminent industry leaders execute on their crypto strategiesr 1 GOOGLE In October, we announced a strategic partnership with Google Cloud. As part of this partnership, select Google Cloud customers will be able to pay for their services via select cryptocurrencies facilitated by Coinbase Commerce, our merchant payments solution. Web3 developers will also gain access to Google Cloud’s public blockchain datasets via BigQuery, powered by Coinbase Cloud’s Node service. And Google will use Coinbase Prime for institutional crypto services such as secure custody and reporting.  ; 1 SS& C We also recently announced a partnership with SS&C, a global provider of services and software for the financial services and healthcare industries, to offer its clients access to Coinbase Prime. With the partnership, traders using Eze Investment Suite can manage their crypto trading processes in one place, from pre-trade compliance to custody.  ; 1 BL ACKROCK In early Q3, we announced a strategic partnership with BlackRock, the world’s largest asset management company, to provide institutional clients of Aladdin®, BlackRock’s end-to-end investment management platform, with direct access to crypto through connectivity with Coinbase Prime. Coinbase Prime will provide crypto trading, custody, prime brokerage, and reporting capabilities to Aladdin’s Institutional client base, some of whom are, or may become clients of Coinbase. Since announcing the partnership, we have continued building technology and working on integration, and plan to have our offering available to clients in the first half of 2023.  ; 1 SIGNET Coinbase Exchange has joined Signature Bank's Signet to empower users to fund and settle their Coinbase accounts in real-time, 24/7/365. Users can now add USDC to the Web3 ecosystem in under 10 minutes.

Q3 2022 13 Institutional Adoption  Despite current market conditions, Institutional investor interest in crypto continues to grow. According to an October 2022 study by Fidelity Digital Assets – which was conducted during the first half of 2022 – 58% of institutional investors surveyed reported owning digital assets, an increase of 6% compared to the prior year’s survey. Moreover, those investors surveyed in the US and Europe reported increased familiarity, improved perception, and more digital asset investments. Following on our recent BlackRock partnership announcement, we have also seen continued interest, with more and more institutions reaching out to engage on helping them onboard into the cryptoeconomy. As of the end of the quarter, roughly 25% of the 100 largest hedge funds in the world by reported assets under management have chosen to onboard with Coinbase. Product Development  We continue to invest and advance our platform to offer the largest breadth of fully integrated, easy-to-use products to serve our three customer groups: consumers, institutions, and developers. Providing our users access to the entirety of legal and safe assets available in the cryptoeconomy is a foundational objective of our platform. In Q3, we added 22 additional assets to custody and 20 to our trading platform – bringing the total number of tradable assets to over 220, more than double compared with just one year ago. In addition, we continue to make additional assets accessible to our users by reducing barriers of access to decentralized finance and enabling them to trade on decentralized exchanges (DEXes) via our wallet product. As we shared with you in Q2, we remain focused on five strategic product priorities. We are investing to ensure we are well positioned to meet future demand as the cryptoeconomy grows. Coinbase Retail App  We are building a full suite of products for our retail users to engage across the cryptoeconomy, allowing them to buy, sell, stake, pay, borrow, and more on a single platform. In Q3, our focus was to continue to integrate features into our flagship Coinbase app to increase usability and streamline our product development cycle. ADVANCED TRADING: We completed the full rollout of our advanced trading experience across both mobile and desktop, incorporating all of our traditional and advanced features into a single, easy-to-use app. This launch reduces friction for advanced traders to access our full product suite, including additional features ranging from staking to tax reporting. Combining will also Prioritized Products Long-Term Goal Coinbase Retail App Bring the next 100 million users into crypto. Be the best platform to generate rewards on crypto. Establish Coinbase Cloud as the market-leading platform for millions of developers. Enable 1 billion+ people to safely and securely use Web3 every day. Maintain our position as the #1 custodian and become the leading Institutional Prime Broker. Coinbase Prime Staking Developer Products – Coinbase Cloud Web3

Q3 2022 14 streamline our product development cycle, reducing total time to build and deploy new changes. In Q4, we expect to deprecate our Coinbase Pro app as its features will now be incorporated into this experience. COINBASE ONE: In early Q3, we fully rolled out Coinbase One, our subscription product, to all US retail users, offering unlimited trading, enhanced customer support, and additional benefits for a low monthly fee. We continue to see growth in our paid and total subscriber base, and while still in beta, we are seeing good user engagement and incremental revenue per user in these early days. We will continue to closely monitor overall user behavior as we aim to provide further value to users and expand this offering internationally. Decentralized Applications: We integrated a Web3 browser right inside our retail app enabling our retail users to seamlessly access thousands of decentralized applications, which we believe will position us well to serve as the bridge for long-term adoption of these applications. Through this integration, we made it easier for our users to trade via DEXes. DEXes are a growing part of the market as they offer access to a broad group of emerging assets and we are excited to reduce barriers between our users and the Web3 ecosystem. Coinbase Prime offers a comprehensive suite of products for institutional clients to help them with all their crypto needs - trading, custody, transfers, financing, analytics, and generating rewards. In Q3, we launched our second CFTC-regulated derivatives offering, the Nano Ethereum Futures contract, on our Coinbase Derivatives Exchange. Our Bitcoin and Ethereum futures contracts are available via a range of third-party brokers, including Ninja Trader, Tradovate, Ironbeam, and more. Coinbase is the first crypto-native platform to gain traction in the regulated derivatives market and we have seen $1.5 billion in notional volume across our contracts since launch. Pending regulatory approval, we look forward to making these derivative products available directly to our customers. Staking helps ensure blockchains run efficiently and provides protocol users with an opportunity to earn rewards to help secure transactions on the blockchain. We have grown the number of assets supported for staking, including adding Cardano in Q1 and Solana at the end of Q2 which impacted Q3 results. These new products help attract new customers onto the platform but are also engaging older vintages of customers on the platform who find value in these products. In Q3, we launched Institutional staking for Ethereum globally and while adoption is still in its early days, we are optimistic about the long-term opportunity. In addition, we offered users additional utility for their staked Ethereum through our wrapped cbETH product. This product allows users who own Ethereum to “wrap” it, allowing them to continue to earn yield on their assets via staking, while also being able to buy or sell that asset. Developer Products: Through Coinbase Cloud we seek to provide developers with everything they need to easily, and securely build Web3 apps. Coinbase Cloud enables developers to run blockchain nodes, support crypto trading, provide fiat on- and off-ramps to their users, and more. We launched our first self-serve Cloud developer product, Node, which provides developers with blockchain access to build, launch, and scale their Web3 applications. As the number of Web3 developers continues to grow – monthly active Web3 developers reached an all time high in December 2021 according to Electric Capital – we are optimistic that products like Node can make it easier, simpler, and less costly to build new applications on the blockchain. This offering is available to developers for free on the Ethereum Network and complements our existing enhanced enterprise offering across 20+ networks for an additional fee.

Q3 2022 15 Web3: We believe that the cryptoeconomy represents a disruptive challenge to current internet business models. We believe Web3 represents a new computing platform that will be owned by builders and users and power a new generation of applications and services. Both larger companies and smaller developers are increasingly embracing this vision of the future and we are excited to power the ecosystem that enables this growth. Coinbase Wallet is the easiest-to-use and most secure way for individuals around the world to access and participate in Web3. In Q3, we re-architected the Coinbase Wallet app for improved usability and performance, including a native browser that supports all of the top Web3 blockchains and a new Decentralized Identity that acts as the canonical identifier for entities to instantly transact with each other with confidence. Coinbase Wallet is also becoming the aggregation point for all activity in Web3, making it easier for users to find what they're looking for from a single app. To this end, we launched aggregated NFT listings and commerce - enabling users to access the largest supply of NFTs and transact at the best possible prices across the full NFT ecosystem, all within Coinbase Wallet.

Chapter 5
2022 Outlook and 2023 Preview

2022

We are continuing to face headwinds which impact our transaction revenues. October trading volume was $47 billion and MTUs through October are roughly in-line with our reported Q3 results. In Q4, we expect lower trading volume and a similar number of MTUs compared to our Q3 results.

In the meantime, due to our expense actions, we remain cautiously optimistic for our ability to operate within the $500 million Adjusted EBITDA loss guardrail that we communicated for 2022. This assumes that crypto market capitalization and volatility do not deteriorate meaningfully below October levels and that we do not see changes in customer behaviors.

Coinbase Full-Year 2022 Outlook

METRIC	OUTLOOK	COMMENTARY
Annual Average MTUs	Slightly below 9.0 million	N/A
Average Transaction Revenue Per User (ATRPU)	Around $20	Through Q3, retail ATRPU was $24. Our full-year average outlook reflects MTU mix shift towards non-invest products resulting in full-year ATRPU of around $20. Note that ATRPU excludes both subscription and services and institutional transaction revenue.
Subscription and Services Revenue	More than $700 million	We expect growth in our subscription and services revenue to continue as a result of the interest rate environment.
Transaction Expenses *As a percentage of net revenue*	Low 20%s	No change to our previous full-year outlook.
Sales and Marketing Expenses *Including stock-based compensation*	$500 - $550 million	We are tightening our expense range to $500-$550 million (including approximately $70 million in stock-based compensation) from our prior range of $500-$600 million. We expect sales and marketing expenses to be higher in Q4 compared to Q3 due to seasonally higher spend.
Technology and Development + General and Administrative Expenses *Including stock-based compensation*	Around $4.0 billion	We are lowering our expense range from our prior range of $4.0-$4.25 billion as a result of our ongoing cost management initiatives. This includes approximately $1.5 billion of stock-based compensation expense. We expect stock-based compensation expense to increase in Q4 compared to Q3 due to the timing of certain awards.
Other Expenses	N/A	We do not provide an outlook on these expenses as they are driven by crypto asset price impairments and unanticipated system disruptions or incidents. If crypto asset prices drop below their carrying value, we will recognize a non-cash impairment expense.
Tax	Mid-to-high teens	Our annual estimated tax rate is in the range of mid to high teens.

coinbase
Q3 2022
16

Q3 2022 17 2023 Preview  Our longstanding approach to navigating crypto volatility has been to model a variety of revenue scenarios, layer in additional stress events, and ensure we have sufficient capital resources to navigate a multi-year low revenue scenario. We are continuing that approach in these markets, and believe that with our current balance sheet and expense management focus, we will be able to operate through a multi-year down cycle. This means we’re preparing for 2023 with a conservative bias and assuming that the current macroeconomic headwinds will persist and possibly intensify. The current business climate puts pressure on retail trading activity and by extension our transaction revenue. Barring any major changes to the macroeconomic climate, we are preparing for the pressure on transaction revenue to persist into next year. On the other hand, we also see an opportunity to continue growing our subscription and services products. We plan to continue diligently managing our expenses in line with our principles for operating efficiently at scale. We believe that with our current balance sheet and expense management focus, we will be able to operate through a multi-year down cycle. We will continue to update our scenarios as conditions evolve and will take additional actions to manage expenses if they become warranted. Given that crypto markets and our revenue sources continue to evolve rapidly, we believe there may be an opportunity to evolve our key business metrics disclosures to better align with business performance. This re-evaluation of our key business metrics may include changes to or the elimination of certain metrics. We expect to share updates in the coming quarters. Revenue Expenses Metrics

Q3 2022 18 Webcast Information  We will host a question and answer session to discuss the results for the third quarter 2022 on November 3, 2022 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of Coinbase’s website at https://investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website. Forward Looking Statements  This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the fourth quarter and the full-year ending December 31, 2022, anticipated future expenses and investments, expectations relating to certain of our key financial and operating metrics, our business strategy and plans, expectations relating to our industry, the regulatory environment, market conditions, trends and growth, expectations relating to customer behaviors and preferences, our ability to fund our operations through a prolonged crypto winter, our market position and potential market opportunities, and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: our ability to successfully execute our business and growth strategy and maintain future profitability, market acceptance of our products and services, our ability to further penetrate our existing customer base and expand our customer base, our ability to develop new products and services, our ability to expand internationally, the success of any acquisitions or investments that we make, the effects of increased competition in our markets, our ability to stay in compliance with applicable laws and regulations, market conditions across the cryptoeconomy and general market, political and economic conditions. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included in our filings with the Securities and Exchange Commission (SEC) including our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 10, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 9, 2022 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 that will be filed with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. Non-GAAP Financial Measure  In addition to our results determined in accordance with US generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Q3 2022 19 In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures, including Adjusted EBITDA, differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of Adjusted EBITDA to net income (loss) can be found below in the table captioned “Reconciliation of Net Income (Loss) to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income (loss), adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest expense, crypto asset borrowing costs, stock-based compensation expense, crypto asset impairment, net, impairment on investments, other impairment, restructuring, unrealized gain or loss on foreign exchange, fair value gain on foreign exchange derivatives, fair value gain or loss on derivatives, non-recurring legal reserves and related costs, and other adjustments, net.

Q3 2022 20

Q3 2022 21

Q3 2022 22

Q3 2022 23

Q3 2022 24